Exhibit 99.7

Business

Our Company

We are an international offshore drilling company focused on operating a fleet of high specification drilling units. Our principal business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells for our customers. We also provide construction supervision services for, and will operate and manage, drilling units owned by others. Through our fleet of eight owned and managed drilling units we are a provider of offshore contract drilling services to major, national and independent oil and natural gas companies, focused primarily on international markets. Our fleet of owned and managed drilling units is currently comprised of four jackup rigs, two drillships and two semisubmersibles. Our ordinary shares are listed on the NYSE Amex under the symbol “VTG.”

Throughout this offering memorandum, we largely present information regarding the business, operations and financial results of parent and its consolidated subsidiaries. Following completion of the transactions described under “Summary - Transactions,” a substantial portion of parent’s assets will be owned by, and a substantial portion of parent’s business will be done through, the issuer and its subsidiaries. The issuer will also receive the benefit of a guarantee from parent, a guarantee from the subsidiaries of the issuer and a guarantee from certain other subsidiaries of parent that are not subsidiaries of the issuer. P2020, the owner of the Aquamarine Driller, will not be a subsidiary of the issuer and will not guarantee or pledge assets to secure the notes. For more on the subsidiaries of parent that will not guarantee the notes, see “– Excluded Parent Subsidiaries.”

Drilling Fleet

Jackups

A jackup rig is a mobile, self-elevating drilling platform equipped with legs that are lowered to the ocean floor until a foundation is established for support, at which point the hull is raised out of the water into position to conduct drilling and workover operations. The design of our four wholly-owned jackup rigs is the Baker Marine Pacific Class 375. These units are ultra-premium jackup rigs with independent legs capable of drilling in up to 375 feet of water, a cantilever drilling floor, and a total vertical drilling depth capacity of approximately 30,000 feet. All of our jackup rigs were built at PPL Shipyard in Singapore. All four rigs were delivered within budget and either on time or ahead of schedule.

Drillships

Drillships are self-propelled, dynamically positioned and suited for drilling in remote locations because of their mobility and large load carrying capacity. The drillships that we will own and operate are being constructed by DSME and are designed for drilling in water depths of up to 12,000 feet, with a total vertical drilling depth capacity of up to 40,000 feet. The drillships’ hull design has a variable deck load of approximately 20,000 tons and measures 781 feet long by 137 feet wide. The two drillships in our fleet are currently under construction and we expect the drillships will be delivered within budget and on time in November 2010 and July 2011.

Semisubmersibles

Semisubmersibles are floating vessels that can be submerged by means of a water ballast system such that the lower hulls are below the water surface during drilling operations. The design of the two semisubmersibles that we will manage is the Moss Maritime CS50 MkII. These drilling units are dynamically positioned and designed to be capable of operating in harsh environmental conditions. These semisubmersibles are designed for drilling in water depths of up to 10,000 feet, with a total vertical drilling depth capacity of up to 40,000 feet. The semisubmersibles in our fleet are currently under construction and have been relocated from their original construction sites to Jurong Shipyard in Singapore where they will be completed. The semisubmersibles are expected to be delivered in December 2010 and July 2011.

The following table sets forth certain information concerning our owned and managed offshore drilling fleet.

Name	Ownership		Year Built/ Expected Delivery	Water Depth Rating (feet)		Drilling Depth Capacity (feet)	Status
Jackups

Emerald Driller	100%		2008	375		30,000	Operating

Sapphire Driller	100%		2009	375		30,000	Operating

Aquamarine Driller	100%		2009	375		30,000	Operating

Topaz Driller	100%		2009	375		30,000	Operating

Drillships (1)

Platinum Explorer	100	% (2)	2010	12,000	(3)	40,000	Under construction

DragonQuest (4)	—		2011	12,000		40,000	Under construction

Semisubmersibles (5)

Semi I	—		2010	10,000		40,000	Under construction

Semi II	—		2011	10,000		40,000	Under construction

(1)	We are currently overseeing the construction of these drillships pursuant to construction supervision agreements. Upon completion of this offering and the closing of the Acquisition, the construction supervision agreement for the Platinum Explorer will terminate. Upon completion of construction of the DragonQuest, which we expect to be delivered in July 2011, we expect to operate this drillship for the owner pursuant to a management services agreement. For more information, see “– Drilling Unit Agreements.”

(2)	We currently own a 45% interest in Mandarin, the owner of the construction contract for the Platinum Explorer, and will own 100% of Mandarin upon completion of this offering and the closing of the Acquisition. For more information on the Acquisition, see “Certain Relationships and Related Party Transactions – Platinum Explorer Transaction.”

(3)	The Platinum Explorer is designed to drill in up to 12,000 feet of water, but will be equipped at delivery to drill in 10,000 feet of water, which we believe to be the water depth currently targeted by leading offshore exploration and production companies for new deepwater development projects.

(4)	The DragonQuest was formerly known as the Titanium Explorer.

(5)	We are currently overseeing the construction of these semisubmersibles pursuant to construction supervision agreements with the owner of these vessels. Upon completion of construction, we expect to operate these semisubmersibles for the owner pursuant to management services agreements. For more information, see “– Drilling Unit Agreements.”

Strengths

Premium fleet. Our fleet is currently comprised of ultra-premium high specification drilling units, including jackup rigs, drillships and semisubmersibles, of which we own four jackup rigs and, upon delivery, will own one drillship. In particular, we believe the Emerald Driller, Sapphire Driller, Aquamarine Driller and Topaz Driller are ultra-premium jackup rigs due to their ability to drill in deeper depths, as well as their enhanced operational efficiency and technical capabilities when compared to a majority of the current global jackup rig fleet, which is primarily comprised of older rigs using less modern technology. We expect that these specifications, as well as higher capacity derricks, drawworks, mud systems and storage, will result in higher utilization, dayrates and margins. In addition, the Platinum Explorer is an ultra-deepwater drillship that will be equipped to drill in water depths of up to 10,000 feet, which we believe to be the water depth currently targeted by leading offshore exploration and production companies for new deepwater development projects.

Contract backlog. Our owned fleet has total contract backlog of approximately $1.3 billion, including the estimated contract backlog with ONGC for the Platinum Explorer of approximately $1.1 billion. Based upon our current projections of operating expenses, we estimate that the ONGC contract will generate approximately $145.0 million to $150.0 million in annual EBITDA over the five year contract. Additionally, the owner of the DragonQuest has contract backlog for the DragonQuest of approximately $1.6 billion from which we expect to receive approximately $14.0 to $15.0 million per year in management fees over the eight year contract. The owner of the Semi I has a contract backlog of approximately $0.9 billion, from which we expect to generate approximately $13.0 to $15.0 million per year in management fees over the five year contract. We believe that this contract backlog provides us with long-term stable cash flows to fund our operations and service our debt.

Strong asset coverage. Our owned fleet includes four jackups, at a cost of approximately $227.0 million each, or $908.0 million total, and, upon delivery, will include the Platinum Explorer, at a cost of approximately $850.0 million, for a total of approximately $1.8 billion. These costs reflect all costs associated with the purchase, construction, delivery and commissioning of the vessels. As of March 31, 2010, after giving effect to this offering, we would have approximately $1.1 billion of debt outstanding, which represents a ratio of 1.6x total cost to debt outstanding.

Proven operational track record. Our operational management team has a proven track record of successfully managing, constructing, marketing and operating offshore drilling units, having previously managed significant drilling fleets for some of our competitors. Our in-house team of engineers and construction personnel has overseen complex rig construction projects. As a result, the Emerald Driller, Sapphire Driller, Aquamarine Driller and Topaz Driller have been delivered within budget and either on time or ahead of schedule. Collectively, our fleet has experienced approximately 99% of productive time since we commenced operations in the first quarter of 2009. We believe this level of operational efficiency is above average for the industry and is exceptional for newbuild jackups upon commencement of contract.

Experienced management and operational team. We benefit from our management team, which has extensive experience and an average of 28 years in the drilling industry, including international and domestic public company experience involving numerous acquisitions and debt and equity financings.

Strategy

Our strategy is to:

Capitalize on customer demand for higher specification units. We own and manage and will continue to seek to acquire and manage high specification state-of-the-art drilling units, which are better suited to meet the requirements of customers for drilling through deeper and more complex geological formations, and drilling horizontally. Additionally, higher specification drilling units enjoy enhanced efficiencies providing faster drilling and moving times. A majority of the bids for jackups during 2009 that we participated in required high specification units. Aside from their drilling capabilities, we believe that customers generally prefer new drilling units because of improved safety features and less downtime for maintenance. New drilling units are also generally preferred by crews, which makes it easier to hire and retain high quality operating personnel.

Focus on international markets. We have been able to successfully deploy and operate our drilling units in some of the most active international oil and natural gas producing regions. We believe that exposure to certain international markets with major, national and independent oil and natural gas companies will increase the predictability of our cash flows because those markets have exhibited less cyclicality than the U.S. Gulf of Mexico market, in which we do not currently operate. We also believe that our internationally diverse platform reduces our exposure to a single market. Through the continued growth of our presence in Asia and West Africa, we intend to capitalize on our existing infrastructure to better serve our customers and increase our contract backlog.

Increase our deepwater exposure. In recent years, there has been increased emphasis on exploration in deeper waters due, in part, to technological developments that have made such exploration more feasible and cost-effective. We believe that the water-depth capability of our ultra-deepwater drilling units is attractive for our customers and should provide us with significant advantages in obtaining long-term deepwater drilling contracts in the future.

Expand key industry relationships. We are focused on developing relationships with major, national and independent oil and natural gas companies, focused primarily on international markets, which we believe will allow us to obtain longer-term contracts to build our backlog of business when dayrates and operating margins justify entering into such contracts. We believe that our existing relationships with these companies have contributed to our strong contract backlog. We believe that longer-term contracts increase revenue visibility and mitigate some of the volatility in cash flows caused by cyclical market downturns.

Identify and pursue acquisition opportunities. We plan to continue to grow through strategic acquisitions of assets and other offshore drilling companies. We believe our current construction management agreements give us unique opportunities to evaluate an attractive pool of newbuild, high specification drilling units for possible acquisition. As part of our acquisition strategy, we anticipate raising additional debt and equity capital which may, at times, initially increase our overall leverage, but within a level that we believe to be appropriate based on our contract backlog and quality of assets.

Drilling Unit Agreements

Our drilling contracts are the result of negotiations with our customers, and most contracts are awarded upon competitive bidding. Our drilling contracts generally contain the following commercial terms: (i) contract duration extending over a specific period of time or a period necessary to drill one or more wells; (ii) term extension options in favor of our customer, generally upon advance notice to us, at mutually agreed, indexed or fixed rates, provisions permitting early termination of the contract if the drilling unit is lost or destroyed or by the customer if operations are suspended for a specified period of time due to breakdown of major rig equipment, unsatisfactory performance, “force majeure” events beyond our control and the control of the customer or other specified conditions; (iii) provisions allowing early termination of the contract by the customer without cause, generally exercisable upon advance notice and in some cases without making an early termination payment to us; (iv) payment of compensation to us (generally in U.S. dollars although some contracts require a portion of the compensation to be paid in local currency) on a “day work” basis such that we receive a fixed amount for each day (referred to as a “dayrate”) that the drilling unit is operating under contract (lower rates or no compensation generally apply during periods of equipment breakdown and repair or in the event operations are suspended or interrupted by other specified conditions, some of which may be beyond our control); (v) payment by us of the operating expenses of the drilling unit, including crew labor and incidental rig supply costs; (vi) provisions allowing us to recover certain labor and other operating cost increases from our customers through dayrate adjustment or otherwise; and (vii) indemnity provisions from our customers to us respecting third party claims and risk allocations between our customers and us relating to damages, claims or losses by our customers, us or third parties. See also “Risk Factors – Customers may be unable or unwilling to indemnify us.”

The following table sets forth certain information concerning the contract status of our owned and managed offshore drilling fleet.

Name	Region	Expected Contract Duration	Actual/ Expected Contract Commencement	Average Drilling Revenue Per Day (1)		Customer

Emerald Driller	Southeast Asia	2 years	Q1 2009	$171,000		Pearl Energy

Sapphire Driller	West Africa	5 months	Q1 2010	$115,500		VAALCO

	West Africa	8-14 months (2)	Q3 2010	$120,000		Foxtrot International

Aquamarine Driller	Southeast Asia	2 years (3)	Q2 2010	$120,000		Nido

Topaz Driller	Southeast Asia	7 months	Q1 2010	$107,200		Phu Quy (4)

Platinum Explorer	India	5 years	Q1 2011	$590,500		ONGC (5)

DragonQuest	U.S. Gulf of Mexico	8 years	Q3 2011	$551,300	(6), (7)	Petrobras

Semi I	Mexican Gulf of Mexico	5 years	Q1 2011	$503,000	(7)	Pemex

(1)	Average drilling revenue per day is based on the total estimated revenue divided by the minimum number of days committed in a contract. Unless otherwise noted, the total estimated revenue includes mobilization and demobilization fees and other contractual revenues associated with the drilling services.

(2)	The initial term for work commencing in the third quarter of 2010 is 240 days and the customer has the option to extend the contract for up to an additional 180 days.

(3)	The contract is for drilling two wells plus extended well tests. Estimated drilling time is one month per well and extended well testing could range from a few months to up to one year per well. After one year, the dayrate is indexed to market rates for long-legged jackups operating in Southeast Asia.

(4)	Phu Quy is a joint venture interest between PetroVietnam Exploration Production Corp. and Total E&P Vietnam.

(5)	For more information on the contract with ONGC, see “ONGC Contract” below.

(6)	The average drilling revenue per day includes the achievement of the 12.5% bonus opportunity, but excludes mobilization revenues and revenue escalations included in the contract.

(7)	We will manage these vessels pursuant to management services agreements and will only receive management fees pursuant to these agreements. For more information, see “Drillship Construction Supervision and Management Services Agreements” and “Semisubmersible Construction Supervision and Management Services Agreements.”

ONGC Contract

The Platinum Explorer is currently subject to a drilling contract between us and ONGC. This contract has a term of five years, which is expected to commence in the first quarter of 2011. In the event that we need to extend the delivery date, we are required to pay liquidated damages as described below. Under the terms of this contract, ONGC will pay a fee of $10.0 million upon mobilization of the drillship to the first well location it designates and an operating dayrate of $585,000. ONGC may, in its discretion, terminate this contract if, among other things, any of the following occur: (i) we become insolvent or are adjudicated to be bankrupt; (ii) our rights under the contract are transferred or assigned without their consent; (iii) if our performance is deemed by ONGC to be unacceptable after having been given notice and an opportunity to cure; or (iv) the Platinum Explorer is lost, missing, presumed lost or a total loss. In addition, the Platinum Explorer is required to commence operations at the designated drilling location by December 31, 2010. For each week after December 31, 2010 that the Platinum Explorer has not commenced operations, we are required to pay liquidated damages of approximately $1.0 million per week for up to ten weeks. If the Platinum Explorer has not commenced operations by March 11, 2011, ONGC may terminate the contract. Further, this contract will terminate if a force majeure event occurs.

Drillship Construction Supervision and Management Services Agreements

We are party to agreements to manage the construction and operation of the Platinum Explorer and the DragonQuest. Our counterparty in each of these agreements is an affiliate of F3 Capital. During the construction of each of these drillships, these agreements entitle us to receive a fee of approximately $5.0 million per drillship annually, prorated to the extent construction is completed mid-year. Once each drillship is operational, these agreements entitle us to receive a fixed fee per day plus a performance fee based on the operational performance of each respective drillship which we expect to generate, in the aggregate, between approximately $13.0 and $15.0 million annually, including marketing fees for every charter agreement we secure on behalf of one of these drillships. The construction supervision agreements may be terminated by either party upon the provision of notice. The management services agreements may be terminated by our counterparty if, among other things, any of the following occur: (i) we fail to meet our obligations under the agreement after being given notice and time to cure; (ii) we go into liquidation or cease to carry on our business; (iii) the relevant drillship is damaged to the point of being inoperable; or (iv) the relevant drillship is sold and no outstanding payments are owed to us. As of June 30, 2010, amounts totaling approximately $13.6 million for construction services rendered by us on the Platinum Explorer and DragonQuest are outstanding. Pending closing of the Acquisition, we are not seeking payment of amounts owed to us for construction services rendered with respect to the Platinum Explorer. As a result of the non-payment for construction services for the DragonQuest, we have stopped ordering equipment for the this unit until the outstanding amounts are paid.

In connection with the Acquisition, the construction supervision and management services agreements for the Platinum Explorer will be terminated. For more information on the Acquisition, see “Certain Relationships and Related Party Transactions – Platinum Explorer Transaction.”

We are also party to a construction supervision agreement with an affiliate of F3 Capital for the Cobalt Explorer. In June 2009, construction activities on the Cobalt Explorer were suspended for one year. Negotiations are pending with F3 Capital to amend our respective performance obligations under the construction supervision agreement to correspond with the proposed deferred construction of the Cobalt Explorer. These negotiations include determining F3 Capital’s obligation to pay us approximately $3.0 million for construction services rendered by us in 2009, which has not been paid as of the date of this offering memorandum. The management services agreement is also being reviewed in connection with our discussions with F3 Capital regarding the construction supervision services.

Semisubmersible Construction Supervision and Management Services Agreements

We are party to agreements to manage the construction and operations of the Semi I and the Semi II. The construction agreements continue until terminated in accordance with the terms of such agreements or until the drilling unit is accepted under the terms of a drilling contract. The operating and management agreements are for an indefinite term, and continue until terminated by either party in accordance with the terms of the agreements. Pursuant to the construction agreements, we are entitled to receive a fee of $5.0 million per year per unit, payable in monthly installments, while the semisubmersibles are under construction. Pursuant to the operating and management agreements, we are entitled to a fixed fee per day and a performance fee based on the operational performance of each unit, which we expect to generate, in the aggregate, between approximately $12.0 and $15.0 million annually. The owner may terminate the agreements upon the occurrence of, among other things, any of the following: (i) we commit a material breach of the agreements after being given notice and time to cure; (ii) we enter into bankruptcy proceedings or are adjudged insolvent; or (iii) we experience a change of control and the owner reasonably objects to such change of control within three months of becoming aware of it. Additionally, the owner may terminate the construction agreements at any time on seven days notice and the operating and management agreements at any time on 30 days notice. The Semi I will be delivered after the scheduled delivery date, which will give the customer the right to terminate its agreement with the owner of the Semi I; however, the customer has given no indication that they intend to do so.

Competition

The contract drilling industry is highly competitive. Demand for contract drilling and related services is influenced by a number of factors, including the current and expected prices of oil and natural gas and the expenditures of oil and natural gas companies for exploration and development of oil and natural gas. In addition, demand for drilling services remains dependent on a variety of political and economic factors beyond our control, including worldwide demand for oil and natural gas, the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain production levels and pricing, the level of production of non-OPEC countries and the policies of the various governments regarding exploration and development of their oil and natural gas reserves.

Drilling contracts are generally awarded on a competitive bid or negotiated basis. Pricing is often the primary factor in determining which qualified contractor is awarded a job. Rig availability, capabilities, age and each contractor’s safety performance record and reputation for quality also can be key factors in the determination. Operators also may consider crew experience, rig location and efficiency. We believe that the market for drilling contracts will continue to be highly competitive for the foreseeable future. Certain competitors may have greater financial resources than we do, which may better enable them to withstand periods of low utilization, compete more effectively on the basis of price, build new rigs or acquire existing rigs.

Our competition ranges from large international companies offering a wide range of drilling and other oilfield services to smaller, locally owned companies. Competition for rigs is usually on a global basis, as these rigs are highly mobile and may be moved, at a cost that is sometimes substantial, from one region to another in response to demand.

Operating Hazards and Insurance

Our operations are subject to many hazards inherent in the offshore drilling business, including, but not limited to: blowouts, craterings, fires, explosions, equipment failures, loss of well control, loss of hole, damaged or lost equipment, and damage or loss from inclement weather or natural disasters.

These hazards could cause personal injury or death, serious damage to or destruction of property and equipment, suspension of drilling operations, or damage to the environment, including damage to producing formations and surrounding areas. Generally, we seek to obtain contractual indemnification from our customers for some of these risks. To the extent not transferred to customers by contract, we seek protection against some of these risks through insurance, including property casualty insurance on our rigs and drilling equipment, protection and indemnity, commercial general liability, which has coverage extension for underground resources and equipment coverage, commercial contract indemnity and commercial umbrella insurance.

There are risks that are outside of our control. Nonetheless, we believe that we are adequately insured for liability and property damage to others with respect to our operations. However, such insurance may not be sufficient to protect us against liability for all consequences of well disasters, extensive fire damage or damage to the environment. For more, see “Risk Factors – Our business involves numerous operating hazards, and our insurance and contractual indemnity rights may not be adequate to cover our losses.”

Environmental Regulation

For a discussion of the effects of environmental regulation, see “Risk Factors – Our business is subject to numerous governmental laws and regulations, including those that may impose significant costs and liability on us for environmental and natural resource damages.” As our operations increase, we anticipate that we will make expenditures to comply with environmental requirements. To date, we have not expended material amounts in order to comply and we do not believe that our compliance with such requirements will have a material adverse effect upon our results of operations or competitive position or materially increase our capital expenditures.

Excluded Parent Subsidiaries

The following table sets forth additional information regarding our current significant subsidiaries that will not be guarantors of the notes or restricted subsidiaries as of the issue date of the notes. Not all of our subsidiaries are included in this table.

Company Name	Jurisdiction of Incorporation	Primary Activity
Vantage Deepwater Company	Cayman Islands	Holding company for 45% ownership interest in Mandarin, and indirect holder of the management contracts for the Platinum Explorer, Titanium Explorer and Cobalt Explorer.
P2020 Rig Co.	Cayman Islands	Owner of the Aquamarine Driller.
Vantage International Management Company Pte. Ltd.	Singapore	Management and operating support for the Semi I and Semi II.
Vantage Driller III Co.	Cayman Islands	Special purpose vehicle used to bid for jackup contracts.
Vantage International Payroll Company	Singapore	Payroll processing company.

Litigation

We may be involved in litigation, claims and disputes incidental to our business, which may involve claims for significant monetary amounts, some of which would not be covered by insurance. In the opinion of management, none of the existing disputes will have a material adverse effect on our financial position, results of operations or cash flows. However, a substantial settlement payment or judgment could have a material adverse effect on our financial position, results of operations or cash flows. In connection with our public offering consummated on September 1, 2009, F3 Capital has asserted that it should be entitled to certain benefits from us and has delivered a written demand for such benefits. We dispute that F3 Capital is entitled to such benefits and no assurances can be given as to the ultimate resolution of this dispute. On December 8, 2009, we received a letter from Pritchard Capital claiming, pursuant to an engagement letter among parent, the issuer and Pritchard Capital that it had the right to participate in the offering of the 13 1/2% Notes and to receive at least 30% of the fees the initial purchasers would receive. We did not pay any fees to Pritchard Capital, and we do not believe that Pritchard Capital was entitled to any fees, in connection with that offering. If Pritchard Capital makes a claim, we intend to vigorously defend ourselves.

Employees

At June 30, 2010, we had approximately 334 employees. As we continue to enter into construction supervision and management services agreements, as well as acquire our own vessels, we will continue to hire more employees to meet our needs.